THE AVALON FUND OF ANN ARBOR, INC.
                          OPERATING SERVICES AGREEMENT

     This Agreement is made and entered into as of the 15th of July, 1998, by and between The Avalon Fund of Ann Arbor, Inc., a Maryland corporation (the "Fund"), and Questar Capital Corporation, a Michigan corporation (hereinafter referred to as "Questar").

     WHEREAS, the Fund is a diversified, open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and authorized to issue shares representing interests in The Avalon Capital Appreciation Fund (the "Portfolio"); and

     WHEREAS, Questar is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management and the provision of certain other administrative and recordkeeping services in connection therewith; and

     WHEREAS, the Fund wishes to engage Questar, to provide, or arrange for the provision of, certain operational services which are necessary for the day-to-day operations of the Portfolio in the manner and on the terms and conditions hereinafter set forth, and Questar wishes to accept such engagement;

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     NOW,  THEREFORE,  in consideration of the premises and the mutual covenants hereinafter contained, the Fund and Questar agree as follows:

     1. Obligations of Questar

          (a) Services. The Fund hereby retains Questar to provide, or, upon receipt of written approval of the Fund arrange for other companies to provide, following services to the Portfolio in the manner and to the extent that such services are reasonably necessary for the operation of the Portfolio (collectively, the "Services"):

               (1) accounting services and functions, including costs and expenses of any independent public accountants;

               (2) non-litigation related legal and compliance services, including the expenses of maintaining registration and qualification of the Fund and the Portfolio under federal, state and any other applicable laws and regulations;

               (3) dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

               (4) custodian and depository services and functions;

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               (5) distribution, marketing, and/or underwriting services;

               (6) independent pricing services;

               (7) preparation of reports describing the operations of the Portfolio, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Portfolio;

               (8) sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Questar under the Investment Advisory Agreement between the Fund and Questar dated July 15,
1998), including maintenance of shareholder records and shareholder information concerning the status of their Portfolio accounts by investment advisers, broker-dealers, financial institutions, and other organizations on behalf of Questar;

               (9) shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders' meetings, proxy statements, prospectuses, statements of additional information, Portfolio reports, and other communications to the Fund's Portfolio shareholders, as well as all expenses of shareholders' and board of directors' meetings, including the compensation and reimbursable expenses of the directors of the Fund;

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               (10) other  day-to-day  administrative  services,  including  the costs of designing, printing, and issuing certificates representing shares of the Portfolio, and premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder).

          (a)  Exclusions  from  Service.   Notwithstanding  the  provisions  of
Paragraph 1(a) above, the Services shall not include and Questar will not be responsible for any of the following:

               (1) all brokers' commissions, issue and transfer taxes, and other costs chargeable to the Fund or the Portfolio in connection with securities transactions to which the Fund or the Portfolio is a party or in connection with securities owned by the Fund or the Portfolio;

               (2) the interest on indebtedness, if any, incurred by the Fund or the Portfolio;

               (3) the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Fund or the Portfolio to federal, state, county, city, or other governmental agents;

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               (4) the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund or the Portfolio; and

               (5) any other extraordinary expense of the Fund or Portfolio.

          (b) Books and Records. All books and records prepared and maintained by Questar for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, Questar shall surrender to the Fund such of the books and records so requested.

          (c)  Staff  and   Facilities.   Questar  assumes  and  shall  pay  for
maintaining the staff, personnel, space, equipment and facilities necessary to perform its obligations under this Agreement.

     2. Obligations of the Fund

          (a) Fee. The Fund will pay to Questar on the last day of each month an annual fee equal to 1.95% of average net asset of the Portfolio, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Fund's procedure for calculating Portfolio net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of that Portfolio as of the last business

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day prior to such suspension  shall,  for the purpose of this Paragraph 2(a), be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

          (b) Information. The Fund will, from time to time, furnish or otherwise make available to Questar such information relating to the business and affairs of the Portfolio as Questar may reasonably require in order to discharge its duties and obligations hereunder.

     3. Term. This Agreement shall remain in effect until no later than July 15, 2000, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

          (a) the Fund, at any time and without the payment of any penalty terminate this Agreement upon 120 days written notice to Questar;

          (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder); and

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          (c) Questar may terminate this Agreement without payment of penalty on
120 days written notice to the Fund.

     4. Miscellaneous

          (a) Performance Review. Questar will permit representatives of the Fund, including the Fund's independent auditors, to have reasonable access to the personnel and records of Questar in order to enable such representatives to monitor the quality of services being provided and the level of fees due Questar pursuant to this Agreement. In addition, Questar shall promptly deliver to the board of directors of the Fund such information as may reasonably be requested from time to time to permit the board of directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

          (b) Notices. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the principal office of such party.

          (c) Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Michigan and the applicable provisions of the Act. To the extent the applicable law of the State of Michigan or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

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IN WITNESS  WHEREOF,  the  parties  hereto  have  executed  and  delivered  this
Agreement on the day and year first above written.

                                            The Avalon Fund of Ann Arbor, Inc.

 ATTEST: /s/ Shirley H. Boone               By: /s/ Robert E. Boone
         ---------------------------            -----------------------------
         Shirley H. Boone, Treasurer            Robert E. Boone, President


                                            Questar Capital Corporation


ATTEST: /s/ Shirley H. Boone                By: /s/ Robert E. Boone
         ---------------------------            -----------------------------
        Shirley H. Boone, Secretary             Robert E. Boone, President